Exhibit 99.1

Contacts:	Michael Mullen (media)	Christopher Jakubik, CFA (investors)
	Michael.Mullen@kraftheinz.com	ir@kraftheinz.com
KRAFT HEINZ REPORTS THIRD QUARTER 2020 RESULTS
•Q3 net sales increased 6.0%; Organic Net Sales(1) increased 6.3%
•Q3 gross profit increased 20.4%
•Q3 operating income declined 2.8%, net income attributable to common shareholders decreased 33.7%, and diluted EPS decreased 33.8% due to charges related to the pending Cheese Transaction(2)
•Adjusted EBITDA(1) increased 13.5% and Adjusted EPS(1) increased 1.4%
•Full-year outlook raised to mid-single-digit Organic Net Sales(3) growth and high-single-digit Constant Currency Adjusted EBITDA(1)(3) growth
PITTSBURGH & CHICAGO - October 29, 2020 - The Kraft Heinz Company (Nasdaq: KHC) (“Kraft Heinz” or the “Company”) today reported financial results for the third quarter of 2020 that reflected net sales growth across all six Consumer Platforms due to sustained at-home consumption momentum.

“The continuation of our strong growth into the third quarter is a reflection of the agility we are creating as an organization and because of that, we are raising our outlook for the full year,” said Kraft Heinz CEO Miguel Patricio. “We are building momentum, and we are confidently optimistic about our near-term performance. We are heading into 2021 with our new operating model fully implemented, our platform strategy coming to life in the marketplace, and our growth investments ramping up. And although there are multiple future scenarios we must plan for and manage against, we are in a strong position to both accelerate and exceed the strategic plan we finalized earlier this year.”

Net Sales
In millions
	Net Sales			Organic Net Sales(1) Growth
	September 26, 2020	September 28, 2019	% Chg vs PY	YoY Growth Rate	Price	Volume/Mix
For the Three Months Ended
United States(4)	$4,710	$4,385	7.4%	7.4%	4.0 pp	3.4 pp
International(4)	1,325	1,276	3.9%	4.6%	2.1 pp	2.5 pp
Canada	406	415	(2.2)%	(1.0)%	4.6 pp	(5.6) pp
Kraft Heinz	$6,441	$6,076	6.0%	6.3%	3.7 pp	2.6 pp

For the Nine Months Ended
United States(4)	$14,122	$13,142	7.5%	7.5%	2.9 pp	4.6 pp
International(4)	3,931	3,874	1.5%	5.7%	2.2 pp	3.5 pp
Canada	1,193	1,425	(16.3)%	1.0%	0.1 pp	0.9 pp
Kraft Heinz	$19,246	$18,441	4.4%	6.7%	2.6 pp	4.1 pp

Net Income/(Loss) Attributable to Common Shareholders and Diluted EPS
In millions, except per share data
	For the Three Months Ended			For the Nine Months Ended
	September 26, 2020	September 28, 2019	% Chg vs PY	September 26, 2020	September 28, 2019	% Chg vs PY
Gross profit	$2,344	$1,947	20.4%	$6,654	$6,040	10.2%
Operating income/(loss)	1,147	1,180	(2.8)%	578	2,476	(76.7)%
Net income/(loss) attributable to common shareholders	597	899	(33.7)%	(676)	1,753	(138.6)%
Diluted EPS	$0.49	$0.74	(33.8)%	$(0.55)	$1.43	(138.5)%

Adjusted EPS(1)	0.70	0.69	1.4%	2.09	2.13	(1.9)%
Adjusted EBITDA(1)	$1,667	$1,469	13.5%	$4,881	$4,500	8.5%
Q3 2020 Financial Summary
•Net sales increased 6.0 percent versus the year-ago period to $6.4 billion, including an unfavorable 0.3 percentage point impact from currency. Organic Net Sales increased 6.3 percent despite a negative 1.2 percentage point impact from exiting the McCafé licensing agreement. Pricing was up 3.7 percentage points versus the prior year period, with positive pricing in each business segment. Higher pricing primarily resulted from reduced promotional activity compared to the year-ago period, with gains also reflecting planned pricing actions in select categories and markets and pricing to offset dairy inflation. Volume/mix was up 2.6 percentage points versus the year-ago period, driven by strong growth in retail, e-commerce, and club channels supported by continued growth of at-home consumption due, in part, to the COVID-19 pandemic. This growth more than offset lower but improving foodservice sales, and the negative impact from exiting the McCafé licensing agreement.
•Net income attributable to common shareholders decreased 33.7 percent versus the year-ago period to $597 million and Diluted EPS decreased to $0.49, down 33.8 percent versus the prior year driven by charges related to the pending Cheese Transaction(2) in the current period and a gain on sale of the Canadian natural cheese business in the year-ago period.
•Adjusted EPS increased to $0.70, up 1.4 percent versus the prior year as Adjusted EBITDA growth more than offset a higher effective tax rate, unfavorable changes in other income, and higher non-cash equity award compensation expenses versus the year-ago period.
•Adjusted EBITDA increased 13.5 percent versus the year-ago period to $1.7 billion, including an unfavorable 0.1 percentage point impact from currency. Excluding the impact of currency, Adjusted EBITDA growth was driven by pricing gains, volume growth, and favorable mix versus the year-ago period, as well as procurement savings in the United States. This growth more than offset higher variable compensation, unfavorable key commodity(5) costs, specifically in dairy, as well as increased marketing investment in the United States and incremental COVID-19-related operating expenses globally.
•Year-to-date net cash provided by operating activities increased to $3.3 billion, up 67.0% versus the comparable prior year period, primarily driven by Adjusted EBITDA growth, reduced cash outflows resulting from lower payments related to the timing of promotional activity, and favorable changes in inventory, primarily due to reduced inventory levels from COVID-19-related demand. Free Cash

Flow(1) for the first nine months of 2020 increased to $2.9 billion, up 107.8% versus the comparable prior year period, from a combination of the previously mentioned items and lower capital expenditures versus the prior year period.

Outlook
Based on performance to date, the Company believes mid-single-digit Organic Net Sales(3) growth and high-single-digit Constant Currency Adjusted EBITDA(3) growth versus the prior year period are reasonable expectations for fourth-quarter performance. This would result in mid-single-digit Organic Net Sales(3) growth and high-single-digit Constant Currency Adjusted EBITDA(3) growth for the full year.
End Notes
(1)Organic Net Sales, Adjusted EBITDA, Constant Currency Adjusted EBITDA, Adjusted EPS, and Free Cash Flow are non-GAAP financial measures. Please see discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information.
(2)In September 2020, the Company entered into a definitive agreement to sell certain assets in the Company’s global cheese businesses, as well as to license certain trademarks, for total consideration of approximately $3.3 billion, including $3.2 billion of cash consideration (the “Cheese Transaction”). The Company has allocated $1.5 billion of the total consideration to perpetual licenses that will be granted to the buyer for the Kraft and Velveeta brands. The Company has allocated the remainder of the total consideration, currently $1.8 billion, to the net assets to be transferred (the “Disposal Group”). The Company determined that the Disposal Group, which included allocated goodwill, had an aggregate carrying amount above its $1.8 billion estimated fair value. Accordingly, a non-cash impairment loss of $300 million was recorded in the third quarter of 2020. Upon closing of the Cheese Transaction, we may recognize a gain or loss, depending on a number of factors, including changes in the fair values of certain assets in the Disposal Group. Additionally, the license income related to the Kraft and Velveeta brands will be recognized in the future as a reduction to SG&A.
(3)Fourth quarter and 2020 full year guidance for Organic Net Sales and Constant Currency Adjusted EBITDA are provided on a non-GAAP basis only because certain information necessary to calculate the most comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of such items impacting comparability, including, but not limited to, the impact of currency, acquisitions and divestitures, integration and restructuring expenses, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, and equity award compensation expense, among other items. Therefore, as a result of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of these measures without unreasonable effort.
(4)In the first quarter of 2020, the Company’s internal reporting and reportable segments changed. The Puerto Rico business was moved from the Latin America zone to the United States zone to consolidate and streamline the management of the Company's product categories and supply chain. The Company also combined its Europe, Middle East, and Africa (“EMEA”), Latin America, and Asia Pacific (“APAC”) zones to form the International zone. Therefore, effective in the first quarter of 2020, the Company manages and reports its operating results through three reportable segments defined by geographic region: United States, International, and Canada. The Company has reflected these changes in all historical periods presented.
(5)The Company's key commodities in the United States and Canada are dairy, meat, coffee and nuts.

Webcast Information
A webcast of The Kraft Heinz Company's third quarter 2020 earnings conference call will be available at ir.kraftheinzcompany.com. The call begins today at 8:30 a.m. Eastern Daylight Time.

ABOUT THE KRAFT HEINZ COMPANY
We are driving transformation at The Kraft Heinz Company (Nasdaq: KHC), inspired by our Purpose, Let’s Make Life Delicious. Consumers are at the center of everything we do. With 2019 net sales of approximately $25 billion, we are committed to growing our iconic and emerging food and beverage brands on a global scale. We leverage our scale and agility to unleash the full power of Kraft Heinz across a portfolio of six consumer-driven product platforms. As global citizens, we’re dedicated to making a sustainable, ethical impact while helping feed the world in healthy, responsible ways. Learn more about our journey by visiting www.kraftheinzcompany.com or following us on LinkedIn and Twitter.

Forward-Looking Statements
This press release contains a number of forward-looking statements. Words such as “plan,” "believe," "anticipate," "reflect," "invest," "make," "expect," "drive," “improve,” “intend,” "assess," "evaluate," “establish,” “focus,” “build,” “turn,” “expand,” “leverage,” "grow," "will," and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company's plans, impacts of accounting standards and guidance, costs and cost savings, legal matters, taxes, impairments, dividends, expectations, investments, innovations, opportunities, capabilities, execution, initiatives, pipeline, and growth. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company's control.

Important factors that may affect the Company's business and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of COVID-19; operating in a highly competitive industry; the Company’s ability to correctly predict, identify, and interpret changes in consumer preferences and demand, to offer new products to meet those changes, and to respond to competitive innovation; changes in the retail landscape or the loss of key retail customers; changes in the Company's relationships with significant customers, suppliers and other business relationships; the Company’s ability to maintain, extend, and expand its reputation and brand image; the Company’s ability to leverage its brand value to compete against private label products; the Company’s ability to drive revenue growth in its key product categories, increase its market share, or add products that are in faster-growing and more profitable categories; product recalls or product liability claims; unanticipated business disruptions; the Company’s ability to identify, complete or realize the benefits from strategic acquisitions, alliances, divestitures, joint ventures or other investments; the Company’s ability to realize the anticipated benefits from prior or future streamlining actions to reduce fixed costs, simplify or improve processes, and improve its competitiveness; the Company’s ability to successfully execute its strategic initiatives; the impacts of the Company’s international operations; economic and political conditions in the United States and in various other nations where the Company does business; changes in the Company’s management team or other key personnel and the Company’s ability to hire or retain key personnel or a highly-skilled and diverse global workforce; risks associated with information technology and systems, including service interruptions, misappropriation of data or breaches of security; impacts of natural events in the locations in which we or the Company’s customers, suppliers, distributors, or regulators operate; the Company’s ownership structure; the Company’s indebtedness and ability to pay such indebtedness, as well as the Company's ability to comply with covenants under its debt instruments; the Company's liquidity, capital resources and capital expenditures, as well as its ability to raise capital; additional impairments of the carrying amounts of goodwill or other indefinite-lived intangible assets; foreign exchange rate fluctuations; volatility in commodity, energy, and other input costs; volatility in the market value of all or a portion of the commodity derivatives we use; increased pension, labor and people-related expenses; compliance with laws, regulations, and related interpretations and related legal claims or other regulatory enforcement actions, including additional risks and uncertainties related to any potential actions resulting from the Securities and Exchange Commission’s (“SEC”) ongoing investigation, as well as potential additional subpoenas, litigation, and regulatory proceedings; potential future material weaknesses in the Company's internal control over financial reporting or other deficiencies or the Company’s failure to maintain an effective system of internal controls; the Company’s failure to prepare and timely file its periodic reports; the Company’s ability to protect intellectual property rights; tax law changes or interpretations; the impact of future sales of the Company's common stock in the public markets; the Company’s ability to continue to pay a regular dividend and the amounts of any such dividends; volatility of capital markets and other macroeconomic factors; a downgrade in the Company's credit rating; and other factors. For additional information on these and other factors that could affect the Company's forward-looking statements, see the Company's risk factors, as they may be amended from time to time, set forth in its filings with the SEC. The Company disclaims and does not undertake any obligation to update, revise or withdraw any forward-looking statement in this press release, except as required by applicable law or regulation.

Non-GAAP Financial Measures
The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) that are presented in this press release.
To supplement the financial information provided, the Company has presented Organic Net Sales, Adjusted EBITDA, Constant Currency Adjusted EBITDA, Adjusted EPS, and Free Cash Flow which are considered non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net sales, net income/(loss), diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.
Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations. Management believes that presenting the Company's non-GAAP financial measures (i.e., Organic Net Sales, Adjusted EBITDA, Constant Currency Adjusted EBITDA, Adjusted EPS, and Free Cash Flow) is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.
Organic Net Sales is defined as net sales excluding, when they occur, the impact of currency, acquisitions and divestitures, and a 53rd week of shipments. The Company calculates the impact of currency on net sales by holding exchange rates constant at the previous year's exchange rate, with the exception of highly inflationary subsidiaries, for which the Company calculates the previous year's results using the current year's exchange rate. Organic Net Sales is a tool that can assist management and investors in comparing the Company's performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations.

Adjusted EBITDA is defined as net income/(loss) from continuing operations before interest expense, other expense/(income), provision for/(benefit from) income taxes, and depreciation and amortization (excluding integration and restructuring expenses); in addition to these adjustments, the Company excludes, when they occur, the impacts of integration and restructuring expenses, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, and equity award compensation expense (excluding integration and restructuring expenses). The Company also presents Adjusted EBITDA on a constant currency basis. The Company calculates the impact of currency on Adjusted EBITDA by holding exchange rates constant at the previous year's exchange rate, with the exception of highly inflationary subsidiaries, for which it calculates the previous year's results using the current year's exchange rate. Adjusted EBITDA and Constant Currency Adjusted EBITDA are tools that can assist management and investors in comparing the Company's performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations.
Adjusted EPS is defined as diluted earnings per share excluding, when they occur, the impacts of integration and restructuring expenses, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, losses/(gains) on the sale of a business, other losses/(gains) related to acquisitions and divestitures (e.g., tax and hedging impacts), nonmonetary currency devaluation (e.g., remeasurement gains and losses), debt prepayment and extinguishment costs, and U.S. Tax Reform discrete income tax expense/(benefit), and including when they occur, adjustments to reflect preferred stock dividend payments on an accrual basis. The Company believes Adjusted EPS provides important comparability of underlying operating results, allowing investors and management to assess operating performance on a consistent basis.
Free Cash Flow is defined as net cash provided by/(used for) operating activities less capital expenditures. The Company believes Free Cash Flow provides a measure of the Company's core operating performance, the cash-generating capabilities of the Company's business operations, and is one factor used in determining the amount of cash available for debt repayments, dividends, acquisitions, share repurchases, and other corporate purposes. The use of this non-GAAP measure does not imply or represent the residual cash flow for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.
See the attached schedules for supplemental financial data, which includes the financial information, the non-GAAP financial measures and corresponding reconciliations to the comparable GAAP financial measures for the relevant periods.

			Schedule 1
The Kraft Heinz Company Condensed Consolidated Statements of Income (in millions, except per share data) (Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net sales	$6,441	$6,076	$19,246	$18,441
Cost of products sold	4,097	4,129	12,592	12,401
Gross profit	2,344	1,947	6,654	6,040
Selling, general and administrative expenses, excluding impairment losses	897	762	2,677	2,341
Goodwill impairment losses	300	—	2,343	744
Intangible asset impairment losses	—	5	1,056	479
Selling, general and administrative expenses	1,197	767	6,076	3,564
Operating income/(loss)	1,147	1,180	578	2,476
Interest expense	314	398	1,066	1,035
Other expense/(income)	(73)	(380)	(232)	(893)
Income/(loss) before income taxes	906	1,162	(256)	2,334
Provision for/(benefit from) income taxes	308	264	417	584
Net income/(loss)	598	898	(673)	1,750
Net income/(loss) attributable to noncontrolling interest	1	(1)	3	(3)
Net income/(loss) attributable to common shareholders	$597	$899	$(676)	$1,753

Basic shares outstanding	1,223	1,221	1,222	1,220
Diluted shares outstanding	1,229	1,223	1,222	1,223

Per share data applicable to common shareholders:
Basic earnings/(loss) per share	$0.49	$0.74	$(0.55)	$1.44
Diluted earnings/(loss) per share	0.49	0.74	(0.55)	1.43

					Schedule 2
The Kraft Heinz Company Reconciliation of Net Sales to Organic Net Sales For the Three Months Ended (dollars in millions) (Unaudited)
	Net Sales	Currency	Acquisitions and Divestitures	Organic Net Sales	Price	Volume/Mix
September 26, 2020
United States	$4,710	$—	$—	$4,710
International	1,325	(4)	—	1,329
Canada	406	(4)	—	410
	$6,441	$(8)	$—	$6,449

September 28, 2019
United States	$4,385	$—	$—	$4,385
International	1,276	6	—	1,270
Canada	415	—	1	414
	$6,076	$6	$1	$6,069

Year-over-year growth rates
United States	7.4%	0.0 pp	0.0 pp	7.4%	4.0 pp	3.4 pp
International	3.9%	(0.7) pp	0.0 pp	4.6%	2.1 pp	2.5 pp
Canada	(2.2)%	(1.0) pp	(0.2) pp	(1.0)%	4.6 pp	(5.6) pp
Kraft Heinz	6.0%	(0.3) pp	0.0 pp	6.3%	3.7 pp	2.6 pp

					Schedule 3
The Kraft Heinz Company Reconciliation of Net Sales to Organic Net Sales For the Nine Months Ended (dollars in millions) (Unaudited)
	Net Sales	Currency	Acquisitions and Divestitures	Organic Net Sales	Price	Volume/Mix
September 26, 2020
United States	$14,122	$—	$—	$14,122
International	3,931	(128)	—	4,059
Canada	1,193	(25)	—	1,218
	$19,246	$(153)	$—	$19,399

September 28, 2019
United States	$13,142	$—	$—	$13,142
International	3,874	20	13	3,841
Canada	1,425	—	219	1,206
	$18,441	$20	$232	$18,189

Year-over-year growth rates
United States	7.5%	0.0 pp	0.0 pp	7.5%	2.9 pp	4.6 pp
International	1.5%	(3.8) pp	(0.4) pp	5.7%	2.2 pp	3.5 pp
Canada	(16.3)%	(1.8) pp	(15.5) pp	1.0%	0.1 pp	0.9 pp
Kraft Heinz	4.4%	(0.9) pp	(1.4) pp	6.7%	2.6 pp	4.1 pp

			Schedule 4
The Kraft Heinz Company Reconciliation of Net Income/(Loss) to Adjusted EBITDA (dollars in millions) (Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net income/(loss)	$598	$898	$(673)	$1,750
Interest expense	314	398	1,066	1,035
Other expense/(income)	(73)	(380)	(232)	(893)
Provision for/(benefit from) income taxes	308	264	417	584
Operating income/(loss)	1,147	1,180	578	2,476
Depreciation and amortization (excluding integration and restructuring expenses)	232	243	722	730
Integration and restructuring expenses	8	15	12	56
Deal costs	9	6	9	19
Unrealized losses/(gains) on commodity hedges	(70)	9	47	(30)
Impairment losses	300	5	3,399	1,223
Equity award compensation expense (excluding integration and restructuring expenses)	41	11	114	26
Adjusted EBITDA	$1,667	$1,469	$4,881	$4,500

Segment Adjusted EBITDA:
United States	$1,363	$1,160	$4,050	$3,556
International	277	260	797	765
Canada	103	107	268	371
General corporate expenses	(76)	(58)	(234)	(192)
Adjusted EBITDA	$1,667	$1,469	$4,881	$4,500

			Schedule 5
The Kraft Heinz Company Reconciliation of Adjusted EBITDA to Constant Currency Adjusted EBITDA For the Three Months Ended (dollars in millions) (Unaudited)
	Adjusted EBITDA	Currency	Constant Currency Adjusted EBITDA
September 26, 2020
United States	$1,363	$—	$1,363
International	277	3	274
Canada	103	(2)	105
General corporate expenses	(76)	—	(76)
	$1,667	$1	$1,666

September 28, 2019
United States	$1,160	$—	$1,160
International	260	2	258
Canada	107	—	107
General corporate expenses	(58)	—	(58)
	$1,469	$2	$1,467

Year-over-year growth rates
United States	17.5%	0.0 pp	17.5%
International	6.6%	(0.2) pp	6.8%
Canada	(3.9)%	(0.9) pp	(3.0)%
General corporate expenses	31.6%	0.9 pp	30.7%
Kraft Heinz	13.5%	(0.1) pp	13.6%

			Schedule 6
The Kraft Heinz Company Reconciliation of Adjusted EBITDA to Constant Currency Adjusted EBITDA For the Nine Months Ended (dollars in millions) (Unaudited)
	Adjusted EBITDA	Currency	Constant Currency Adjusted EBITDA
September 26, 2020
United States	$4,050	$—	$4,050
International	797	(17)	814
Canada	268	(7)	275
General corporate expenses	(234)	1	(235)
	$4,881	$(23)	$4,904

September 28, 2019
United States	$3,556	$—	$3,556
International	765	9	756
Canada	371	—	371
General corporate expenses	(192)	—	(192)
	$4,500	$9	$4,491

Year-over-year growth rates
United States	13.9%	0.0 pp	13.9%
International	4.1%	(3.6) pp	7.7%
Canada	(27.7)%	(1.8) pp	(25.9)%
General corporate expenses	22.0%	(0.2) pp	22.2%
Kraft Heinz	8.5%	(0.7) pp	9.2%

				Schedule 7
The Kraft Heinz Company Reconciliation of Diluted EPS to Adjusted EPS (Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Diluted EPS	$0.49	$0.74	$(0.55)	$1.43
Integration and restructuring expenses(a)	0.01	0.01	0.01	0.04
Deal costs(b)	—	0.01	—	0.01
Unrealized losses/(gains) on commodity hedges(c)	(0.04)	0.01	0.03	(0.02)
Impairment losses(d)	0.24	—	2.60	0.90
Losses/(gains) on sale of business(e)	—	(0.13)	—	(0.29)
Nonmonetary currency devaluation(f)	—	—	—	0.01
Debt prepayment and extinguishment costs(g)	—	0.05	0.07	0.05
U.S. Tax Reform discrete income tax expense/(benefit)(h)	—	—	(0.07)	—
Adjusted EPS	$0.70	$0.69	$2.09	$2.13
(a)    Gross expenses included in integration and restructuring expenses were $9 million ($7 million after-tax) for the three months and $13 million ($10 million after-tax) for the nine months ended September 26, 2020 and $15 million ($15 million after-tax) for the three months and $56 million ($44 million after-tax) for the nine months ended September 28, 2019 and were recorded in the following income statement line items:
•Cost of products sold included income of $3 million for the three months and $4 million for the nine months ended September 26, 2020 and expenses of $12 million for the three months and $27 million for the nine months ended September 28, 2019;
•SG&A included expenses of $11 million for three months and $16 million for the nine months ended September 26, 2020 and $3 million for the three months and $29 million for the nine months ended September 28, 2019; and
•Other expense/(income) included expenses of $1 million for the three and nine months ended September 26, 2020.
(b)    Gross expenses included in deal costs were $9 million ($7 million after-tax) for the three and nine months ended September 26, 2020 and $6 million ($7 million after-tax) for the three months and $19 million ($18 million after-tax) for the nine months ended September 28, 2019 and were recorded in SG&A.
(c)    Gross expenses/(income) included in unrealized losses/(gains) on commodity hedges were income of $70 million ($54 million after-tax) for the three months and expenses of $47 million ($35 million after-tax) for the nine months ended September 26, 2020 and expenses of $9 million ($7 million after-tax) for the three months and income of $30 million ($22 million after-tax) for the nine months ended September 28, 2019 and were recorded in cost of products sold.
(d)    Gross impairment losses, which were recorded in SG&A, included the following:
•Goodwill impairment losses of $300 million ($300 million after-tax) for the three months and $2.3 billion ($2.3 billion after-tax) for the nine months ended September 26, 2020 and $744 million ($717 million after-tax) for the nine months ended September 28, 2019; and
•Intangible asset impairment losses of $1.1 billion ($829 million after-tax) for the nine months ended September 26, 2020 and $5 million ($7 million after-tax) for the three months and $479 million ($381 million after-tax) for the nine months ended September 28, 2019.
(e)    Gross expenses/(income) included in losses/(gains) on sale of business were expenses of $2 million ($2 million after-tax) for the nine months ended September 26, 2020 and income of $244 million ($158 million after-tax) for the three months and $490 million ($348 million after-tax) for the nine months ended September 28, 2019 and were recorded in other expense/(income).
(f)    Gross expenses included in nonmonetary currency devaluation were $2 million ($2 million after-tax) for the three months and $6 million ($6 million after-tax) for the nine months ended September 26, 2020 and $4 million ($4 million after-tax) for the three months and $10 million ($10 million after-tax) for the nine months ended September 28, 2019 and were recorded in other expense/(income).
(g)    Gross expenses included in debt prepayment and extinguishment costs were $109 million ($82 million after-tax) for the nine months ended September 26, 2020 and $88 million ($62 million after-tax) for the three and nine months ended September 28, 2019 and were recorded in interest expense.
(h)    U.S. Tax Reform discrete income tax expense/(benefit) was a benefit of $81 million for the nine months ended September 26, 2020. The benefit primarily relates to the revaluation of our deferred tax balances due to changes in state tax laws following U.S. Tax Reform and subsequent clarification or interpretation of state tax laws.

		Schedule 8
The Kraft Heinz Company Condensed Consolidated Balance Sheets (in millions, except per share data) (Unaudited)
	September 26, 2020	December 28, 2019
ASSETS
Cash and cash equivalents	$2,720	$2,279
Trade receivables, net	1,979	1,973
Inventories	2,661	2,721
Prepaid expenses	382	384
Other current assets	401	618
Assets held for sale	1,922	122
Total current assets	10,065	8,097
Property, plant and equipment, net	6,558	7,055
Goodwill	32,861	35,546
Intangible assets, net	46,418	48,652
Other non-current assets	2,220	2,100
TOTAL ASSETS	$98,122	$101,450
LIABILITIES AND EQUITY
Commercial paper and other short-term debt	$6	$6
Current portion of long-term debt	529	1,022
Trade payables	4,052	4,003
Accrued marketing	1,001	647
Interest payable	333	384
Other current liabilities	1,755	1,804
Liabilities held for sale	18	9
Total current liabilities	7,694	7,875
Long-term debt	27,882	28,216
Deferred income taxes	11,461	11,878
Accrued postemployment costs	250	273
Other non-current liabilities	1,496	1,459
TOTAL LIABILITIES	48,783	49,701
Redeemable noncontrolling interest	(2)	—
Equity:
Common stock, $0.01 par value	12	12
Additional paid-in capital	55,544	56,828
Retained earnings/(deficit)	(3,739)	(3,060)
Accumulated other comprehensive income/(losses)	(2,258)	(1,886)
Treasury stock, at cost	(341)	(271)
Total shareholders' equity	49,218	51,623
Noncontrolling interest	123	126
TOTAL EQUITY	49,341	51,749
TOTAL LIABILITIES AND EQUITY	$98,122	$101,450

		Schedule 9
The Kraft Heinz Company Condensed Consolidated Statements of Cash Flow (in millions) (Unaudited)
	For the Nine Months Ended
	September 26, 2020	September 28, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$(673)	$1,750
Adjustments to reconcile net income/(loss) to operating cash flows:
Depreciation and amortization	722	737
Amortization of postretirement benefit plans prior service costs/(credits)	(92)	(229)
Equity award compensation expense	114	26
Deferred income tax provision/(benefit)	(343)	(140)
Postemployment benefit plan contributions	(20)	(23)
Goodwill and intangible asset impairment losses	3,399	1,223
Nonmonetary currency devaluation	6	10
Loss/(gain) on sale of business	2	(490)
Other items, net	143	(34)
Changes in current assets and liabilities:
Trade receivables	(6)	138
Inventories	(455)	(637)
Accounts payable	62	113
Other current assets	(15)	(73)
Other current liabilities	482	(381)
Net cash provided by/(used for) operating activities	3,326	1,990
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(397)	(581)
Payments to acquire business, net of cash acquired	—	(199)
Proceeds from sale of business, net of cash disposed	—	1,875
Other investing activities, net	35	16
Net cash provided by/(used for) investing activities	(362)	1,111
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(4,395)	(3,272)
Proceeds from issuance of long-term debt	3,500	2,967
Debt prepayment and extinguishment costs	(101)	(91)
Proceeds from revolving credit facility	4,000	—
Repayments of revolving credit facility	(4,000)	—
Proceeds from issuance of commercial paper	—	377
Repayments of commercial paper	—	(377)
Dividends paid	(1,467)	(1,464)
Other financing activities, net	(46)	(21)
Net cash provided by/(used for) financing activities	(2,509)	(1,881)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(14)	(40)
Cash, cash equivalents, and restricted cash
Net increase/(decrease)	441	1,180
Balance at beginning of period	2,280	1,136
Balance at end of period	$2,721	$2,316

	Schedule 10
The Kraft Heinz Company Reconciliation of Net Cash Provided By/(Used For) Operating Activities to Free Cash Flow (in millions) (Unaudited)
	For the Nine Months Ended
	September 26, 2020	September 28, 2019
Net cash provided by/(used for) operating activities	$3,326	$1,990
Capital expenditures	(397)	(581)
Free Cash Flow	$2,929	$1,409